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                                                                   EXHIBIT 10.29

                          TRUBION PHARMACEUTICALS, INC.

                                PETER A. THOMPSON

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement is entered into as of March 29, 2006 by and between Trubion Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Peter A. Thompson ("Executive").

     WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of February 1, 2003 (the "Original Agreement").

     WHEREAS, the parties wish to amend and restate the Original Agreement to reflect the terms set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

     1. Duties and Scope of Employment.

          (a) Positions and Duties. Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board"). The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

          (b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will, except as provided below, devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board, such approval not to be unreasonably withheld. It is understood and agreed that Executive will not be precluded from serving on boards of directors and advisory boards, provided that such activities do not materially adversely affect Executive's ability to perform and discharge his duties to the Company and that Executive does not devote in the aggregate more than twenty-four (24) days per year to such activities.

     2. At-Will Employment. The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated by either party at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

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     3. Compensation.

          (a) Base Salary. From and after January 1, 2006 (the "Effective Date") and during the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $345,000.00 (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Executive's Base Salary shall be reviewed annually by the Board or its Compensation Committee, and any increase will be effective as of the date determined appropriate by the Board or its Compensation Committee.

          (b) Bonus. During each year of the Employment Term, Executive may be entitled to receive a performance bonus (in addition to Base Salary) of $180,000.00 (less applicable withholding taxes) (the "Bonus"), if Executive meets personal and Company performance milestones to be established and reviewed at the sole discretion of the Board or its Compensation Committee. The amount of the Bonus to which the Executive may be entitled shall be subject to annual review and modification in the sole discretion of the Board or its Compensation Committee. Any payment to Executive pursuant to this Section 3(b) shall be payable, at the sole discretion of the Board or its Compensation Committee, in accordance with the Company's compensation policies.

          (c) Primary Residence. Executive agrees to maintain his primary residence somewhere within the greater Seattle, Washington area.

          (d) Stock Options. From and after the date hereof, Executive will be entitled to such new stock options as are determined in the sole discretion of the Board or its Compensation Committee.

     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, director and officer liability insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

     5. Vacation. Executive will be entitled to paid vacation of three (3) weeks per year in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     7. Severance.

          (a) Involuntary Termination. If Executive's employment with the Company terminates as a result of an "Involuntary Termination" (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company, then, subject to Section 10, Executive shall receive (i) a lump sum payment of severance pay (less applicable withholding taxes)


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equal to twenty five percent (25%) of Executive's annual Base Salary rate then in effect; (ii) twelve monthly equal, continuing payments of severance pay (less applicable withholding taxes) at a rate equal to seventy five percent (75%) of Executive's Base Salary rate, as then in effect, and (iii) continued benefits under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law, in each case with respect to subsections 7(a)(ii) and 7(a)(iii) for the lesser of (A) twelve (12) months from the date of such termination, or (B) until Executive finds full-time employment with a substantially similar compensation package. Such payments shall be paid periodically in accordance with the Company's normal payroll policies. In addition, that portion of any unvested stock options or shares of restricted stock held by Executive as of the date of Executive's termination of employment that would otherwise vest through the end of twelve (12) months after the date of such termination shall be immediately accelerated as of the date of termination.

          (b) Voluntary Termination; Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive or for Cause by the Company, then (i) all vesting of any unvested stock options or shares of restricted stock held by Executive as of the date of Executive's termination of employment will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect.

          (c) Termination by Reason of Death or Disability. In the event that Executive's employment with the Company terminates as a result of Executive's death or Disability (as defined in Section 8 below), Executive or Executive's estate or representative will receive all salary accrued (plus any other amounts payable as determined by the Board in its sole discretion) as of the date of Executive's death or Disability and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, Executive's estate or representative will receive the amount of Executive's Bonus for the fiscal year in which the death or Disability occurs to the extent that the Bonus has been earned as of the date of Executive's death or Disability, as determined by the Board based on the specific milestones established for such fiscal year.

     8. Definitions.

          (a) Cause. For purposes of this Agreement, "Cause" is defined as (i) a material violation of a written Company policy that is communicated to Executive and made by Executive in connection with Executive's responsibilities as an employee, and that continues uncured for thirty (30) days, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, or (iii) Executive's continued substantial violations of his employment duties that continue uncured for thirty (30) days after Executive has received a written demand for performance from the Board which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

          (b) Involuntary Termination. For purposes of this Agreement, an "Involuntary Termination" shall be deemed to occur if: (i) Executive's employment with the Company is terminated by the Company for any reason other than Cause; or (ii) (A) there is (1) a material, adverse and permanent change in Executive's position as set forth in Section 1(a) of this Agreement


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causing such position to be of materially reduced stature or responsibility, (2)
a reduction of more than five percent (5%) in Executive's Base Salary (not including Bonus), other than any such reduction which is a part of, and generally consistent with, a general reduction of officer or employee salaries,
(3) a material reduction by the Company in the kind or level of employee benefits (other than Base Salary and Bonus) to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package (other than Base Salary and Bonus) is substantially reduced (other than any such reduction applicable to officers or employees of the Company generally), (4) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following notice by Executive thereof, or (5) a refusal by Executive, following a request by the Company, to relocate to a facility or location more than 40 miles from the Company's current location, and (B) within the ninety (90) day period immediately following such material change, reduction, expiration of notice period for breach or refusal, Executive elects to terminate his employment voluntarily; provided, however, that none of the foregoing shall constitute Involuntary Termination to the extent that Executive has agreed in writing to such material change, reduction, breach or refusal.

          (c) Definition of Disability. For purposes of this Agreement, "Disability" shall mean that Executive has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive's legal representative (with such agreement on acceptability not to be unreasonably withheld).

     9. Confidential Information. Executive agrees that he has entered into the Company's standard Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement (the "Confidential Information Agreement").

     10. Conditional Nature of Severance Payments.

          (a) Noncompete. Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive's continued compliance with Section 8 (Non-Competition) of the Confidential Information Agreement. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

          (b) Understanding of Covenants. Executive represents that he (i) is familiar with the covenants set forth in Section 8 of the Confidential Information Agreement, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

     11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the


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Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

     12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

          If to the Company:

          Trubion Pharmaceuticals, Inc
          2401 4th Avenue, Suite 1050
          Seattle, Washington 98121
          Attn: Secretary

          If to Executive:

          Peter A. Thompson
          14075 NE 30th Place
          Bellevue, Washington 98007

or to the last residential address known by the Company.

     13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     14. Arbitration.

          (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in the Revised Code of Washington Chapter 7.04 (the "Rules") and pursuant to Washington law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further


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understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

          (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or the Washington Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits with findings of fact and conclusions of law. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

          (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, non-competition or nonsolicitation. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

          (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or any other person. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that


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Executive has been provided an opportunity to seek the advice of an attorney of
Executive's choice before signing this Agreement.

     15. Amendment; Integration. The Original Agreement is amended and restated in its entirety by this Amended and Restated Employment Agreement. This Agreement, those certain stock option agreements relating to the stock options listed in Section 3(d) above and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and therein, and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     17. Governing Law. This Agreement will be governed by the laws of the State of Washington, without giving effect to principles of conflict of laws.


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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TRUBION PHARMACEUTICALS, INC.


By: /s/ Michelle Burris                  Date: March 29, 2006
    ----------------------------------
Title: Senior Vice President & CFO


EXECUTIVE:


/s/ Peter A. Thompson                    Date: March 29, 2006
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Peter A. Thompson, M.D., FACP


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